UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2007

Manor Care, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10858	34-1687107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 N. Summit Street, Toledo, Ohio		43604-2617
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-252-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Call of Senior Notes
Manor Care, Inc. has initiated the redemption of all of its outstanding 6.25% Senior Notes due 2013 (the "Notes"). The redemption date will be November 7, 2007, and the redemption price will be equal to the greater of (i) 100% of their principal amount plus accrued but unpaid interest to the date of redemption or (ii) the sum of (a) the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined in paragraph 5 of the Notes), plus 50 basis points, plus (b) accrued but unpaid interest to the date of redemption. The aggregate principal amount of the Notes outstanding is $200 million.

Redemption of the Notes is pursuant to the Indenture, dated as of April 15, 2003, among Manor Care, Inc., the subsidiary guarantors named therein and U.S. Bank National Association, as successor trustee to National City Bank.

On and after the redemption date, interest will cease to accrue on the Notes as long as Manor Care, Inc. has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the Indenture.

Change of Location of Special Meeting
On October 5, 2007, Manor Care, Inc. issued a press release announcing that the location of the special meeting of stockholders to be held on October 17, 2007 at 2:00 p.m., Eastern Time has changed. The new location for the meeting is our headquarters located at 333 N. Summit Street, Toledo, Ohio. The date and time of the meeting are unchanged. A copy of the press release is furnished as Exhibit 99.1 hereto and a copy of the notice of the change of location is filed as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release dated October 5, 2007 issued by Manor Care, Inc.

99.2 Notice of Change of Location

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manor Care, Inc.

October 5, 2007	By:	Paul A. Ormond

Name: Paul A. Ormond
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 5, 2007 issued by Manor Care, Inc.
99.2	Notice of Change of Location